Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Alliance Financial Announces Fourth Quarter and Full Year 2007 Earnings

Syracuse, NY, January 28, 2008 - Alliance Financial Corporation (“Alliance”, or the “Company”) (NASDAQ: ALNC), the holding company for Alliance Bank, N.A., announced today its net income for the quarter and year ended December 31, 2007. Net income increased 17.4% to $2.4 million, or $0.51 per diluted share in the fourth quarter, compared to $2.1 million, or $0.43 per diluted share in the year-ago quarter. Net income in 2007 increased 29.6% to $9.5 million or $1.98 per diluted share, compared to $7.3 million or $1.88 per share in 2006.

The increases in net income and diluted earnings per share for the fourth quarter and year ended December 31, 2007 compared with the year-ago periods resulted from the impact of the acquisition of Bridge Street Financial, Inc. (“Bridge Street”), a $219.3 million bank holding company, in October 2006, along with higher non-interest income and close attention to expense control, all of which offset higher loan loss provisions.

Jack H. Webb, President and CEO of Alliance said, “We showed meaningful improvement in net income and earnings per share compared with the year-ago periods despite an extremely difficult operating environment for the financial services sector. Loan demand was strong in the fourth quarter, especially for commercial and residential loans, for which our originations during the quarter reached highs for the year. As a locally based community bank with a strong balance sheet, we remain well positioned and committed to serving the credit needs of our Central New York market.”

Total assets were $1.3 billion at December 31, 2007, an increase of $34.4 million or 2.7% from December 31, 2006. Total loans and leases (net of unearned income) were $895.5 million at December 31, 2007, compared with $890.8 million and $881.4 million at September 30, 2007 and December 31, 2006, respectively.

Residential mortgages totaled $273.5 million or 30.6% of total loans and leases at December 31, 2007, reflecting increases of $5.2 million and $21.3 million compared with September 30, 2007 and December 31, 2006, respectively. The growth in residential mortgages has come entirely from conventional mortgages originated in our local markets as the result of our long established plan to grow our mortgage origination operations. The Company does not originate sub-prime, Alt-A, negative amortizing or other higher risk residential mortgages in its portfolio.

Commercial loans totaled $217.1 million or 24.4% of total loans and leases at December 31, 2007, compared with $214.2 million or 24.1% and $223.6 million or 25.4% of total loans and leases at September 30, 2007 and December 31, 2006, respectively.

The Company’s commercial lease portfolio (net of unearned income) totaled $131.3 million or 14.7% of total loans and leases at December 31, 2007, compared with $130.2 million or 14.7% and $131.0 million or 14.9% at September 30, 2007 and December 31, 2006, respectively.

Total deposits were $944.2 million at December 31, 2007, virtually unchanged from September 30, 2007 but an increase of $8.6 million from December 31, 2006. Retail checking accounts increased $8.4 million and $17.2 million in the quarter and year ended December 31, 2007, respectively, due to a combination of organic deposit growth and the timing and volumes of account activity. Money market accounts increased $10.7 million during the fourth quarter of 2007 due primarily to a seasonal increase in municipal deposits. Time deposits decreased $18.0 million in the fourth quarter of 2007 as we have elected to not pay the premium rates that would have been necessary to retain certain rate sensitive accounts. We expect the intense competition for deposits in our market area will continue for the foreseeable future, which may cause time deposit rates to stay at elevated levels in spite of recent reductions in the federal funds rate.

Shareholders’ equity was $115.4 million at December 31, 2007, compared with $113.4 million and $109.5 million at September 30, 2007 and December 31, 2006, respectively. Net income of $2.4 million in the fourth quarter of 2007 was partially offset by dividends declared of $1.1 million and share repurchases totaling $1.3 million. In November 2007, the Company announced that its Board of Directors declared a quarterly dividend of $0.24 per common share, an increase of $0.02 per share or 9.1% over the previous quarter. The Company also announced in November that its Board of Directors authorized the repurchase of up to three percent of the Company’s outstanding common stock, or approximately 144,000 shares. A total of 52,100 shares were repurchased in December at an average price of $25.58 per share. Management will continue to exercise discretion in determining the timing of the repurchases and the prices at which buybacks will be made. The extent to which shares are repurchased will depend on a number of factors including market trends and prices, economic conditions, internal and regulatory trading, quiet periods and alternative uses for capital.

Also impacting shareholders’ equity in the fourth quarter was a $2.5 million increase in accumulated other comprehensive income, from an accumulated loss position of $1.5 million at September 30. This change resulted primarily from a significant rally in securities prices that changed an unrealized loss position on securities available-for-sale from $565,000 at September 30 to unrealized gains of $932,000 at December 31, 2007. The securities available-for-sale portfolio is predominantly comprised of investment grade mortgage-backed securities, securities issued by U.S. government-sponsored corporations and municipal securities. Our mortgage-backed securities portfolio is comprised of pass-through securities guaranteed by either Fannie Mae, Freddie Mac or Ginnie Mae, and does not include any securities backed by subprime or other high-risk mortgages. Further increasing accumulated other comprehensive income in the fourth quarter was the reversal of a $1.0 million liability (net of deferred taxes) upon the termination in the fourth quarter of the Company’s post-retirement medical plan for current employees.

Loans and leases past due 30 days or more, which generally includes nonperforming and potential problem loans, totaled $16.4 million or 1.83% of total loans and leases at December 31, 2007, compared with $12.9 million or 1.45% at September 30, 2007 and $16.3 million or 1.85% at December 31, 2006. Delinquencies at December 31, 2006 were impacted by the acquisition of the Bridge Street loan portfolio.

Nonperforming assets increased in the fourth quarter to $6.9 million or 0.53% of total assets at December 31, 2007, compared with $4.8 million or 0.37% of total assets at September 30, 2007 and $2.6 million or 0.21% of total assets at December 31, 2006. Commercial loans on nonaccrual status increased $2.4 million in the fourth quarter due primarily to one relationship totaling $1.6 million (net of a charge-off of $285,000). The borrower, whose payment status was less than 30 days past due on December 31, experienced a rapid deterioration in its financial condition in early January 2008. As a result the Company elected to place the loan on nonaccrual status as of December 31, 2007. In addition to the $285,000 charge-off, the Company allocated to this relationship $259,000 of the allowance for credit losses as of the end of 2007, reflecting our current internal risk rating of this relationship. The rest of the increase in nonaccrual commercial loans is comprised of six loans with an average balance of $138,000. Subsequent to December 31, one commercial relationship totaling $323,000 that was on nonaccrual status at year-end was paid in full. Residential mortgage loans on nonaccrual status increased $824,000 due primarily to a change in how the Company accounts for mortgages past due 90 days or more. Residential mortgages are now placed on nonaccrual status when they reach 90 days past due, whereas the Company’s prior practice was to continue to accrue interest beyond 90 days past due if the loan was in the process of collection and no loss was anticipated. As a result, accruing loans and leases delinquent 90 days or more decreased $1.0 million and interest income was reduced by $40,000 in the fourth quarter.

As a recurring part of its portfolio management program, the Company has identified approximately $5.4 million in potential problem loans at December 31, 2007, as compared to $10.5 million at September 30, 2007 and $6.7 million at December 31, 2006. The average balance of such potential problem loans was $208,000, $308,000 and $267,000 at December 31, 2007, September 30, 2007 and December 31, 2006, respectively. Potential problem loans are loans that are currently performing, but where the borrower’s operating performance or other relevant factors could result in potential credit problems, and are typically classified by our loan rating system as “substandard.” At December 31, 2007, potential problem loans primarily consisted of commercial real estate and commercial loans. There can be no assurance that additional loans will not become nonperforming, require restructuring, or require increased provision for loan losses.

The provision for credit losses was $1.2 million and $3.8 million in the quarter and year ended December 31, 2007, respectively, compared with $510,000 and $2.5 million in the year-ago periods, respectively. Net charge-offs were $637,000 and $2.4 million in the three months and year ended December 31, 2007, respectively, compared with $180,000 and $1.7 million in the year-ago periods, respectively. The increased level of provisions in 2007 is a reflection of generally higher levels of loan delinquencies and charge-offs in 2007, a higher level of classified loans, and management’s assessment of the potential impact on the Company’s portfolio of macroeconomic factors and credit market conditions affecting the financial institution sector generally.

Webb added, “We have no direct exposure to the types of high risk mortgages currently impacting the financial sector, however we felt it was prudent to continue to build our loan loss reserves over the course of 2007 in response to higher net charge-offs and delinquencies, and the general weakening of economic and credit conditions, especially in the fourth quarter.” The provision for credit losses as a percentage of net charge-offs was 188% and 158%, respectively, in the quarter and year-ended December 31, 2007.

The allowance for credit losses was $8.4 million at December 31, 2007, compared with $7.9 million at September 30, 2007 and $7.0 million at December 31, 2006. The ratio of the allowance for credit losses to total loans and leases was 0.94% at December 31, 2007, compared with 0.88% at September 30, 2007 and 0.80% at December 31, 2006. The ratio of the allowance for credit losses to nonperforming loans and leases was 126% at December 31, 2007, compared with 176% at September 30, 2007 and 266% at December 31, 2006.

Net interest income totaled $8.1 million in the three months ended December 31, 2007, which was unchanged from the fourth quarter of 2006. Growth in average earning assets of $38.0 million in the fourth quarter compared with the year-ago quarter offset the effect of a 11 basis point decrease in the Company’s net interest margin compared with the year-ago quarter.

Net interest income totaled $32.5 million for the year ended December 31, 2007, compared to $27.7 million in 2006, reflecting the favorable impact of the net interest income resulting from the Bridge Street acquisition.

The net interest margin on a tax-equivalent basis was 2.98% in the fourth quarter of 2007, compared with 3.09% in the fourth quarter of 2006 and 3.04% in the third quarter of 2007. The Company’s net interest margin was reduced by approximately 2 basis points as a result of loans placed on nonaccrual status in the fourth quarter of 2007. The Company’s earning asset yield decreased one basis point in the fourth quarter of 2007 compared with the year ago period, while its cost of funds increased 10 basis points compared with the year-ago quarter. Lower market interest rates and recent Federal Reserve rate cuts have affected certain earning-assets such as home equity loans, quicker than our cost of funds. This is due largely to the lagged repricing of time deposits and borrowings relative to these immediately repricing assets. In addition, competitive pressures have thus far hindered our ability to reduce time deposit rates in step with changes in market interest rates, though the Company has proactively reduced time deposit rates in an attempt to lower its cost of funds. Our full-year tax-equivalent net interest margin was 3.02% in 2007 and in 2006.

Non-interest income was $5.8 million in the fourth quarter of 2007, which was an increase of $305,000 or 5.6% compared with $5.5 million in the fourth quarter of 2006. Higher investment management income and increased customer service and transaction fees offset lower rental income on leases resulting from a planned reduction in the size of the Company’s operating lease portfolio. Other non-interest income increased $389,000 in the fourth quarter of 2007 compared with the year-ago quarter due primarily to a $283,000 gain on the prepayment of a lease. Non-interest income was $21.6 million in 2007, which was an increase of $3.8 million or 21.2% compared with $17.8 million in 2006. The increase in non-interest income in the full year 2007 compared with 2006 is due primarily to the effect of the Bridge Street acquisition, along with higher investment management income and organic growth in customer service charges and transaction fees. Non-interest income (excluding loss on sales of securities and gain on lease prepayment) comprised 40.4% and 39.6% of revenue in the quarter and year ended December 31, 2007 up from 40.1% and 39.1% in the year-ago periods.

Non-interest expenses were $9.6 million in the quarter ended December 31, 2007, which was a decrease of $1.2 million or 11.0% compared to $10.8 million in the fourth quarter of 2006. Substantially all of the decrease occurred as a result of acquisition related expenses incurred in the fourth quarter of 2006 totaling approximately $1.1 million, including salaries and benefits of approximately $350,000, stationery expense of $130,000, and professional fees of $585,000. In addition, the Company recorded an impairment writedown of $174,000 in the fourth quarter of 2006 on a bank-owned property which is included in occupancy and equipment expense. Non-interest expenses were virtually unchanged in the fourth quarter of 2007 compared with the year-ago period after giving effect to these non-recurring items. Non-interest expenses were $37.9 million in the year ended December 31, 2007, which was an increase of $3.9 million or 11.6% compared with $34.0 million in 2006. The increase in non-interest expense in the full year period resulted primarily from the incremental costs associated with the operation of Bridge Street’s branches and its insurance agency, the costs associated with processing the increased volume of customer transactions and amortization of intangible assets recorded in connection with the acquisition. The Company’s efficiency ratio was 70.1% in the fourth quarter of 2007, compared with 78.7% in the year-ago quarter and 68.7% in the third quarter of 2007. The efficiency ratio was 70.5% in 2007, compared with 74.6% in 2006.

The Company’s effective tax rate was 22.6% for the quarter and 23.2% for the year ended December 31, 2007, compared with 13.2% and 19.4%, respectively, in the year-ago periods. The increase in the effective tax rate in 2007 primarily reflects a decline in the percentage of non-taxable income to pre-tax income.

Alliance Financial Corporation is an independent financial holding company with Alliance bank, N.A. as a subsidiary that provides banking, commercial leasing, and trust and investment services through 29 office locations in Cortland, Madison, Oneida, Onondaga and Oswego counties. The Bank also operates a trust administration center in Buffalo, NY and offers lease financing through its wholly-owned subsidiary, Alliance Leasing, Inc. Alliance also operates a wholly-owned multi-line insurance subsidiary, Ladd’s Agency, Inc.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

an increase in competitive pressure in the banking industry; changes in the interest rate environment which may reduce margins; changes in the regulatory environment; general economic conditions, both nationally and regionally, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; the possibility that our investment management business will fail to perform as currently anticipated; and other factors detailed from time to time in our SEC filings.

Contact:	Alliance Financial Corporation
	J. Daniel Mohr, Treasurer and CFO	(315) 475-4478

Alliance Financial Corporation

Consolidated Balance Sheets (Unaudited)

	December 31, 2007	December 31, 2006
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from banks	$30,704	$27,398
Securities available-for-sale	272,713	254,002
Federal Home Loan Bank of NY (“FHLB”) Stock and Federal Reserve Bank (“FRB”) Stock	9,507	7,985
Loans held for sale	3,163	1,155
Total loans and leases, net of unearned income	895,533	881,411
Less allowance for credit losses	8,426	7,029

Net loans and leases	887,107	874,382
Premises and equipment, net	19,495	20,125
Accrued interest receivable	4,501	4,605
Bank-owned life insurance	17,084	16,449
Assets held-for-sale	2,866	2,367
Goodwill	32,187	33,456
Intangible assets, net	13,183	14,912
Other assets	14,891	16,131

Total assets	$1,307,401	$1,272,967

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	138,846	129,575
Interest bearing	805,367	806,021

Total deposits	944,213	935,596
Borrowings(1)	201,929	179,650
Accrued interest payable	3,903	2,651
Other liabilities	16,163	19,790
Junior subordinated obligations issued to unconsolidated subsidiary trusts	25,774	25,774

Total liabilities	1,191,982	1,163,461
Shareholders’ equity:
Common stock	4,889	4,895
Surplus	38,847	38,986
Undivided profits	75,844	70,658
Accumulated other comprehensive income (loss)	1,064	(2,122)
Treasury stock	(5,225)	(2,911)

Total shareholders’ equity	115,419	109,506

Total liabilities and shareholders’ equity	$1,307,401	$1,272,967

Common shares outstanding	4,710,885	4,800,512
Book value per share	$24.50	$22.81
Tangible book value per share	$14.87	$12.74

(1)	Includes mortgagors’ escrow funds

Alliance Financial Corporation

Consolidated Average Balances (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing deposits	$896	$906	$362	$2,450
Securities(1)	280,307	268,634	268,447	258,644
Loans and leases receivable:
Residential real estate loans(2)	273,192	250,711	263,180	204,946
Commercial loans	217,147	222,355	220,491	177,917
Leases, net of unearned income	128,669	121,069	130,441	90,504
Indirect loans	179,306	182,945	180,688	179,552
Other consumer loans	94,454	89,317	91,502	72,450

Loans and leases receivable, net of unearned income	892,768	866,397	886,302	725,369

Total earning assets	1,173,971	1,135,937	1,155,111	986,463
Non-earning assets	123,401	105,386	123,063	68,410

Total assets	$1,297,372	$1,241,323	$1,278,174	$1,054,873

Interest bearing liabilities:
Interest bearing checking accounts	$99,947	$93,973	$97,740	$87,221
Savings accounts	81,631	84,522	83,953	62,432
Money market accounts	200,442	194,743	197,079	176,811
Time deposits	430,883	438,184	432,652	378,382
Borrowings(3)	195,877	163,438	182,862	145,140
Junior subordinated obligations issued to unconsolidated trusts	25,774	25,774	25,774	14,606

Total interest bearing liabilities	1,034,554	1,000,634	1,020,060	864,592
Non-interest bearing deposits	127,878	124,753	126,698	101,266
Other non-interest bearing liabilities	19,908	15,844	19,688	11,239

Total liabilities	1,182,340	1,141,231	1,166,446	977,097
Shareholders’ equity	115,032	100,092	111,728	77,776

Total liabilities and shareholders’ equity	$1,297,372	$1,241,323	$1,278,174	$1,054,873

(1)	The amounts shown are amortized cost and include FHLB and FRB stock.

(2)	Includes loans held for sale.

(3)	Includes mortgagors’ escrow funds.

Alliance Financial Corporation

Loan and Deposit Composition (Unaudited)

	December 31, 2007		September 30, 2007		December 31, 2006
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition
Residential real estate loans	$273,465	30.6%	$268,249	30.2%	$252,134	28.7%
Commercial loans	217,136	24.4%	214,217	24.1%	223,600	25.4%
Leases, net of unearned income	131,300	14.7%	130,224	14.7%	131,048	14.9%
Indirect loans	176,115	19.7%	182,104	20.5%	181,929	20.7%
Other consumer loans	94,246	10.6%	92,997	10.5%	90,438	10.3%

Total loans and leases	$892,262	100.0%	$887,791	100.0%	$879,149	100.0%

Net deferred loan costs	3,271		3,052		2,262
Allowance for credit losses	(8,426)		(7,863)		(7,029)

Net loans and leases	$887,107		$882,980		$874,382

Deposit composition
Non-interest bearing checking	$138,846	14.7%	$128,835	13.7%	$129,575	13.9%
Interest bearing checking	101,793	10.8%	103,370	10.9%	93,819	10.0%

Total checking	240,639	25.5%	232,205	24.6%	223,394	23.9%
Savings	81,154	8.6%	82,176	8.7%	86,025	9.2%
Money market	203,075	21.5%	192,359	20.4%	189,142	20.2%
Time deposits	419,345	44.4%	437,328	46.3%	437,035	46.7%

Total deposits	$944,213	100.0%	$944,068	100.0%	$935,596	100.0%

Alliance Financial Corporation

Consolidated Statements of Income (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$14,712	$14,523	$58,992	$46,790
Federal funds sold and interest bearing deposits	12	27	28	148
Securities	3,253	2,883	12,012	10,735

Total interest income	17,977	17,433	71,032	57,673
Interest expense:
Deposits:
Savings accounts	113	114	452	339
Money market accounts	1,649	1,517	6,322	5,141
Time accounts	5,205	5,031	20,547	16,161
NOW accounts	246	183	911	519

Total	7,213	6,845	28,232	22,160
Borrowings:
Repurchase agreements	675	711	2,790	2,596
FHLB advances	1,438	1,188	5,546	4,052
Mortgagors’ escrow funds	12	4	22	4

	2,125	1,903	8,358	6,652
Junior subordinated obligations	494	500	1,960	1,139

Total interest expense	9,832	9,248	38,550	29,951

Net interest income	8,145	8,185	32,482	27,722
Provision for credit losses	1,200	510	3,790	2,477

Net interest income after provision for credit losses	6,945	7,675	28,692	25,245
Non-interest income:
Investment management income	2,348	2,258	9,180	8,895
Service charges on deposit accounts	1,372	1,378	5,296	4,316
Card-related fees	521	440	1,942	1,291
Insurance agency income	520	615	1,855	615
Income from bank-owned life insurance	162	155	635	455
Gain on the sale of loans	63	56	192	126
Loss on sale of securities available for sale	(12)	(2)	(12)	(2)
Rental income from leases	38	196	162	797
Other non-interest income	769	380	2,338	1,325

Total non-interest income	5,781	5,476	21,588	17,818
Non-interest expense:
Salaries and employee benefits	4,650	4,885	18,281	16,607
Occupancy and equipment expense	1,677	1,932	6,765	6,460
Communication expense	245	337	827	744
Stationery and supplies expense	160	309	611	645
Marketing expense	225	327	1,237	1,128
Amortization of intangible assets	410	392	1,729	797
Professional fees	716	1,156	2,785	3,239
Other operating expense	1,488	1,418	5,699	4,370

Total non-interest expense	9,571	10,756	37,934	33,990
Income before income tax expense	3,155	2,395	12,346	9,073
Income tax expense	714	315	2,869	1,762

Net income	$2,441	$2,080	$9,477	$7,311

Share and Per Share Data
Basic average shares outstanding	4,699,106	4,720,384	4,710,530	3,804,711
Diluted average shares outstanding	4,752,112	4,801,544	4,775,883	3,874,484
Basic earnings per share	$0.52	$0.44	$2.01	$1.92
Diluted earnings per share	$0.51	$0.43	$1.98	$1.88
Cash dividends declared	$0.24	$0.22	$0.90	$0.88

Alliance Financial Corporation

Consolidated Financial Information (Unaudited)

($ in thousands)

	December 31, 2007	September 30, 2007	December 31, 2006
Asset quality
Non-accruing loans and leases:
Residential real estate loans	$1,118	$294	$298
Commercial loans	4,988	2,562	1,248
Leases	320	347	99
Indirect loans	83	43	63
Other consumer loans	158	138	141

Total non-accruing loans and leases	6,667	3,384	1,849
Accruing loans and leases delinquent 90 days or more	39	1,080	790

Total non-performing loans and leases	6,706	4,464	2,639
Other real estate and repossessed assets	229	326	—

Total non-performing assets	$6,935	$4,790	$2,639

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Allowance for credit losses
Allowance for credit losses, beginning of period	$7,863	$5,402	$7,029	$4,960
Loans and leases charged-off	(850)	(360)	(3,227)	(2,390)
Recoveries of loans and leases previously charged-off	213	180	834	685

Net loans and leases charged-off	(637)	(180)	(2,393)	(1,705)
Provision for credit losses	1,200	510	3,790	2,477
Allowance acquired from Bridge Street Financial	—	1,297	—	1,297

Allowance for credit losses, end of period	$8,426	$7,029	$8,426	$7,029

Alliance Financial Corporation

Consolidated Financial Information (Unaudited)

	At or for the three months ended December 31,		At or for the twelve months ended December 31,
	2007	2006	2007	2006
Key Ratios
Return on average assets	0.75%	0.67%	0.74%	0.69%
Return on average equity	8.49%	8.31%	8.48%	9.40%
Yield on earning assets	6.33%	6.34%	6.36%	6.06%
Cost of funds	3.80%	3.70%	3.78%	3.46%
Net interest margin (tax equivalent) (1)	2.98%	3.09%	3.02%	3.02%
Non-interest income to total income (2)	40.35%	40.08%	39.62%	39.13%
Efficiency ratio (3)	70.09%	78.74%	70.51%	74.64%
Dividend payout ratio (4)	47.06%	51.16%	45.45%	46.81%
Net loans and leases charged-off to average loans and leases, annualized	0.29%	0.08%	0.27%	0.23%
Provision for credit losses to average loans and leases, annualized	0.54%	0.24%	0.43%	0.34%
Allowance for credit losses to total loans and leases	0.94%	0.80%	0.94%	0.80%
Allowance for credit losses to nonperforming loans and leases	125.7%	266.4%	125.7%	266.4%
Nonperforming loans and leases to total loans and leases	0.75%	0.30%	0.75%	0.30%
Nonperforming assets to total assets	0.53%	0.21%	0.53%	0.21%

(1)	Tax equivalent net interest income divided by average earning assets

(2)

Non-interest income (net of realized gains and losses on securities and gain on lease prepayment) divided by the sum of net interest income and non-interest income (net of realized gains and losses on securities and gain on lease prepayment)

(3)	Non-interest expense divided by the sum of net interest income and non-interest income (net of realized gains and losses on securities)

(4)	Cash dividends declared per share divided by diluted earnings per share

Alliance Financial Corporation

Selected Quarterly Financial Data (Unaudited)

	2007				2006
	Fourth	Third	Second	First	Fourth
	(Dollars in thousands, except share and per share data)
Interest income	$17,977	$18,028	$17,649	$17,377	$17,433
Interest expense	9,832	9,822	9,600	9,296	9,248

Net interest income	8,145	8,206	8,049	8,081	8,185
Provision for credit losses	1,200	1,140	700	750	510

Net interest income after provision for credit losses	6,945	7,066	7,349	7,331	7, 675
Other non-interest income	5,781	5,507	5,212	5,089	5,476
Other non-interest expense	9,571	9,425	9,617	9,321	10,756

Income before income tax expense	3,155	3,148	2,944	3,099	2,395
Income tax expense	714	738	671	745	315

Net income	$2,441	$2,410	$2,273	$2,354	$2,080

Stock and related per share data
Basic earnings per share	$0.52	$0.51	$0.48	$0.50	$0.44
Diluted earnings per share	$0.51	$0.51	$0.48	$0.49	$0.43
Basic weighted average shares outstanding	4,699,106	4,709,334	4,709,334	4,724,638	4,720,384
Diluted weighted average shares outstanding	4,752,112	4,756,088	4,771,091	4,799,638	4,801,544
Cash dividends paid per share	$0.24	$0.22	$0.22	$0.22	$0.22
Dividend payout ratio (1)	47.06%	43.14%	45.83%	44.90%	51.16%
Book value	$24.50	$23.71	$23.06	$23.07	$22.81
Tangible book value (2)	$14.87	$13.87	$13.10	$13.01	$12.74
Capital
Tier 1 leverage ratio	7.53%	7.53%	7.41%	7.34%	7.34%
Tier 1 risk based capital	10.64%	10.62%	10.41%	10.15%	10.14%
Total risk based capital	11.59%	11.53%	11.29%	11.01%	10.97%
Selected ratios
Return on average assets	0.75%	0.75%	0.71%	0.75%	0.67%
Return on average equity	8.49%	8.64%	8.22%	8.58%	8.31%
Yield on earning assets	6.33%	6.43%	6.35%	6.30%	6.34%
Cost of funds	3.80%	3.86%	3.78%	3.67%	3.70%
Net interest margin (tax equivalent) (3)	2.98%	3.04%	3.01%	3.04%	3.09%
Non-interest income to total income (4)	40.35%	40.15%	39.31%	38.64%	40.08%
Efficiency ratio (5)	70.09%	68.74%	72.52%	70.77%	78.74%
Asset quality ratios
Net loans and leases charged off to average loans and leases, annualized	0.29%	0.37%	0.22%	0.20%	0.08%
Provision for credit losses to average loans and leases, annualized	0.54%	0.51%	0.32%	0.34%	0.24%
Allowance for credit losses to total loans and leases	0.94%	0.88%	0.85%	0.83%	0.80%
Allowance for credit losses to non-performing loans and leases	125.7%	176.1%	139.3%	132.7%	266.4%
Non-performing loans and leases to total loans and leases	0.75%	0.50%	0.61%	0.62%	0.30%
Non-performing assets to total assets	0.53%	0.37%	0.43%	0.44%	0.21%

(1)	Cash dividends declared per share divided by diluted earnings per share

(2)	Shareholders’ equity less goodwill and intangible assets divided by common shares outstanding

(3)	Tax equivalent net interest income divided by average earning assets

(4)

Non-interest income (net of realized gains and losses on securities) divided by the sum of net interest income and non-interest income (net of realized gains and losses on securities and gain on lease prepayment)

(5)	Non-interest expense divided by the sum of net interest income and non-interest income (net of realized gains and losses on securities)